EXHIBIT 99.1

CITIZENS HOLDING COMPANY EARNINGS INCREASE 13.1%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 21, 2008—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations as of and for the three and nine months ended September 30, 2008.

Net income for the three months ended September 30, 2008 increased to $2.104 million, or $0.43 per share-basic and diluted, from $1.748 million, or $0.36 per share-basic and diluted for the same quarter in 2007. Net interest income for the third quarter of 2008, after the provision for loan losses for the quarter, was $6.503 million, approximately 30.6% higher than the same period in 2007, in part due to a higher volume of interest earning assets. The provision for loan losses for the three months ended September 30, 2008 was $372 thousand compared to $397 thousand for the same period in 2007. The net interest margin increased to 4.61% in the third quarter of 2008 from 4.39% in the same period in 2007 primarily because of the decrease in yields on earning assets was less than the decline in rates paid on interest bearing deposits and Federal Home Loan Bank advances. Non-interest income decreased in the third quarter of 2008 by approximately $241 thousand, or 11.9%, while non-interest expenses increased $586 thousand, or 12.0%, compared to the same period in 2007.

Net income for the nine months ended September 30, 2008 increased 13.1% to $6.219 million, or $1.28 per share basic and $1.27 per share diluted, from $5.498 million, $1.12 per share basic and $1.10 per share diluted, for the nine months ended September 30, 2007. Net interest income for the nine months ended September 30, 2008, after the provision for loan losses, increased 13.7% to $17.866 million from $15.715 million for the same period in 2007. Net interest margin increased to 4.46% in 2008 from 4.34% in 2007. The provision for loan losses for the nine months ended September 30, 2008 was $1.029 million compared to the provision of $554 thousand in 2007. Non-interest income increased by $741 thousand, or 13.3%, and non-interest expense increased by $2.145 million, or 15.2%, for the nine months ended September 30, 2008 when compared to the nine months ended September 30, 2007.

Total assets as of September 30, 2008 increased by $14.287 million, or 2.1%, when compared to December 31, 2007. Deposits increased by $25.858 million, or 5.4%, over the same period in 2007. Loans, net of unearned income, increased during this period by $43.354 million, or 11.7%, due to increasing loan demand brought about partially by the entrance into new markets through the opening of five new branches since the fourth quarter of 2007. Non-performing assets increased by $1.505 million to $5.388 million at September 30, 2008 compared to December 31, 2007 because of an increase in loans 90 days or more past due and other real estate partially offset by a decrease in non-accrual loans.

During the first three quarters of 2008, the Company paid dividends totaling $0.57 per share. This represents an increase of 5.3% over the dividends paid in the first three quarters of 2007.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-three banking locations in ten counties in East Central and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Interest income and fees	$9,909	$9,620	$29,353	$28,625
Interest expense	3,034	4,242	10,458	12,356

Net interest income	6,875	5,378	18,895	16,269

Provision for loan losses	372	397	1,029	554

Net interest income after provision for loan losses	6,503	4,981	17,866	15,715

Non-interest income	1,783	2,024	6,312	5,571
Non-interest expense	5,481	4,895	16,301	14,156

Net income before taxes	2,805	2,110	7,877	7,130
Income taxes	701	362	1,658	1,632

Net income	$2,104	$1,748	$6,219	$5,498

Earnings per share—basic	$0.43	$0.36	$1.28	$1.12

Earnings per share—diluted	$0.43	$0.36	$1.27	$1.10

Average shares outstanding—basic	4,856,549	4,870,737	4,862,411	4,930,961

Average shares outstanding—diluted	4,890,526	4,919,938	4,897,858	4,983,478

	As of September 30, 2008	As of December 31, 2007
Balance Sheet Data:
Total assets	$695,191	$680,904
Total earning assets	625,824	613,756
Loans, net of unearned income	415,347	371,993
Allowance for loan losses	4,386	3,968
Total deposits	503,090	477,232
Long-term borrowings	80,254	50,418
Shareholders’ equity	68,379	68,191
Book value per share	$14.08	$14.02
Dividends paid per share	$0.57	$0.73

Average Balance Sheet Data:
Total assets	$693,190	$639,305
Total earning assets	626,710	575,262
Loans, net of unearned income	390,674	358,178
Total deposits	488,604	480,191
Long-term borrowings	83,106	84,658
Shareholders’ equity	70,059	67,377

Non-performing assets:
Non-accrual loans	1,899	1,310
Loans 90+ days past due	570	526
Other real estate owned	2,919	2,047

Net charge-offs as a percentage of average net loans	0.16%	0.15%

Performance Ratios:
Return on average assets	1.20%	1.08%
Return on average equity	11.84%	10.26%

Net interest margin (tax equivalent)	4.46%	4.34%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com